Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

Los Angeles, CA, March 6, 2013/Business Wire/ – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter 2012 Highlights

•

Core Earnings, a non-GAAP financial measure, of $18.0 million, or $0.41 per basic and diluted share and net income attributable to common stockholders of $13.5 million, or $0.31 per basic and diluted share

•

During the quarter, the Company invested approximately $243 million, composed of $105 million additional equity into CSFR Operating Partnership, L.P. (“CSFR”), our single family home rental platform, $52 million into two loan originations with a blended interest rate of 10% and $86 million into four separate transactions involving the discounted purchase of performing and non-performing first mortgage loans or loan portfolios at an average price of 61% of par

•	Raised net proceeds of approximately $221 million through the sale of 11.5 million shares of the Company’s common stock to underwriters at a net price of $19.29 per share

•	Declared and paid a fourth quarter dividend of $0.35 per share of common stock, consistent with the third quarter, and a special dividend for 2012 of $0.05 per common share

•

The plan of reorganization for the 103 property Hotel Portfolio was approved by a bankruptcy court accomplishing a number of matters, including a restructuring of the mortgage loan, a change in hotel management, a sale of a minority equity interest, and a re-flagging of the hotels with various nationally recognized brands

•

Subsequent to quarter end, the Company invested and agreed to invest approximately $481 million, composed of an additional $295 million into CSFR (for an aggregate investment and commitment of $550 million into CSFR), $23 million into a loan acquisition at a purchase price of 78% of par and $163 million into three new first mortgage originations that have a blended interest rate of approximately 9%

•	Subsequent to quarter end, the Company raised additional net proceeds of $232 million through the sale of 11.5 million shares of its common stock to underwriters at a net price of $20.20 per share

Fourth Quarter Operating Results

For the fourth quarter of 2012, equity in income of unconsolidated joint ventures and interest income and other income from affiliates contributed $21.5 million and $11.2 million, respectively, to total income of $32.7 million. Total expenses for the quarter were $11.4 million including administrative expenses of $1.6 million. During the fourth quarter of 2012, the Company reported net income attributable to common stockholders of $13.5 million, or $0.31 per basic and diluted share. Colony Financial’s Core Earnings were $18.0 million, or $0.41 per basic and diluted share, for the fourth quarter of 2012.

“2012 was a breakthrough year for Colony Financial,” said Richard Saltzman, Colony Financial’s President and Chief Executive Officer, “The Company doubled in size from an aggregate asset and equity capitalization standpoint since year end 2011 and is now more than five times our size at IPO in September 2009. Simultaneously, our three primary investment strategies were operating on all cylinders in terms of new acquisitions and “day 2” asset management successes. This most notably includes our recent foray into the acquisition of single family houses for rent in select major US markets where we now own an interest in approximately 7,000 homes. Finally, our pipeline of new potential transactions is extremely robust, including some burgeoning European opportunities, which bodes well for sustaining this trajectory in 2013 and beyond.”

Fourth Quarter Activity

•

The Company increased its investment to $255 million (up from $150 million invested through the third quarter) in CSFR. At December 31, 2012, CSFR owned approximately 5,400 homes in six states and as of March 6, 2013, CSFR owned approximately 7,000 homes in seven states.

•

The Company invested $19 million in a joint venture with investment funds managed by an affiliate of the Company’s Manager (“Co-Investment Fund(s)”) that acquired a portfolio of 60 performing and non-performing first mortgage recourse loans at the purchase price of approximately 53% of the portfolio’s unpaid principal balance (“UPB”) of $69 million. Our share of this investment is 50%.

•

The Company invested $35 million in a joint venture with Co-Investment Funds that acquired a portfolio of first mortgage loans collateralized primarily by multifamily properties which are substantially concentrated in California and New York. The portfolio included 79 performing and non-performing loans with an aggregate UPB of approximately $95 million. The purchase price for the portfolio was approximately $69 million, or 73% of the portfolio’s UPB. The Company’s share of this investment is 50%.

•

The Company invested $16 million in a joint venture with Co-Investment Funds that acquired a sub-performing first mortgage loan secured by an office tower in Phoenix, Arizona. The purchase price for the loan was approximately $32 million, or 59% of its UPB of $54 million. Our share of this investment is 50%.

•

The Company invested $16 million in a joint venture with Co-Investment Funds that consummated a structured transaction with the FDIC. The joint venture acquired a 40% managing member equity interest in a newly formed limited liability company created to hold a portfolio of acquired loans, with the FDIC retaining the other 60% equity interest. The financing of the transaction included 50% leverage in the form of a $72 million zero-coupon note provided by the FDIC. The portfolio included 492 performing and non-performing loans with an aggregate UPB of $289 million, consisting of substantially all first mortgage recourse commercial real estate and acquisition, development and construction loans. The portfolio was acquired at approximately 48% of the portfolio’s UPB.

•

The Company committed $14 million to a joint venture with a Co-Investment Fund that originated a $28 million loan facility secured by a master-planned housing development located in Orange County, California. The loan bears interest at 10% per annum. The loan includes a 50% profit participation after the lenders and the equity sponsor have each attained a 14% annual return. Through December 31, 2012, the Company funded $8 million to the joint venture. The Company’s share of this investment is 50%.

•

During the quarter, Extended Stay Hotels Inc. (“Extended Stay”), the borrower on the $37.5 million junior mezzanine loan originated in October 2010, fully paid off the outstanding loan through a refinancing. Extended Stay is a hotel chain owning properties across the United States and in Canada. The Company used the proceeds from the pay-off to reinvest in the two most junior mezzanine loan tranches of the new debt facility. The two new mezzanine loans bear interest at a blended 10.5% per annum through their maturity in December 2019 and are collateralized by equity interests in Extended Stay’s real estate portfolio, as well as the Extended Stay brands and other intangible assets.

•

By means of an initial fulcrum mezzanine loan purchase and subsequent January 2012 foreclosure, the Company and a Co-Investment fund currently own equity interests and a mezzanine loan interest in a portfolio of 103 select service hotels (the “Hotel Portfolio”). Our cost basis in the portfolio is approximately $35,000 per key. In December, a plan of reorganization was approved by a bankruptcy court accomplishing a number of matters, including an extension of the mortgage loan which carries an interest rate of LIBOR plus 110 basis points, a change in hotel management, a sale of a minority equity interest to the new management company, and a re-flagging of the hotels with various nationally recognized brands. To date, the Company and the borrower entities have incurred approximately $10.7 million of various costs related to the foreclosure, bankruptcy and restructuring plans, of which, $8.4 million was recovered in a damages settlement. The Company’s share of the net costs post settlement was $0.8 million.

•

The Company and Co-Investment Funds achieved various other favorable asset management accomplishments including discounted payoffs, loan modifications and sales in our small balance loan portfolios, full repayment of the restructured William Lyon Homes secured loan, and resolved an office building asset located in Berlin in one of our German loan portfolios through a receivership sale.

Activities Subsequent to Fourth Quarter 2012

•

The Company increased its investment in CSFR to $375 million (up from $255 million invested through the fourth quarter) and increased its commitment by $100 million to $550 million (up from a previously announced aggregate commitment of $450 million), on the same cost basis as all other commitments raised to date by CSFR. Inclusive of the Company’s aggregate commitment, CSFR has received aggregate commitments of approximately $2.2 billion, of which an aggregate $1.1 billion has been called to date. Based on data as of March 6, 2013, the current occupancy of CSFR’s plus 180 day inventory is approximately 90%. Over the past few months, acquisition activity has outpaced leasing activity (for example, in the month of February 2013, CSFR acquired 790 homes and leased 390 homes) which has caused overall portfolio occupancy to recently trend downwards to 53%. While this trend may continue over the next few months, we believe it will ultimately reverse itself as renovation and leasing activity increases to absorb the new inventory and relative acquisition activity declines. The average cost (purchase price plus renovation costs) basis of CSFR’s owned inventory is approximately $130,000 and the net yield achieved on CSFR’s leased portfolio is in the range of 6% to 7%.

•

In January, the Company invested in a joint venture with a Co-Investment Fund and a strategic partner that funded a $41 million first mortgage loan secured by a 7 acre multifamily development parcel located in Florida. The loan bears an interest rate of 12%; of which 3.5% may be paid-in-kind, with a 1.5% origination fee and a 1% exit fee. The initial term of the loan is three years. The Company’s share of the investment was 49.5%, or $20 million.

•

In January, the Company invested in a joint venture with a Co-Investment Fund that originated a $22 million first mortgage loan secured by a waterfront development parcel located in Florida. The loan bears an interest rate of 14%; of which 4.5% may be paid-in-kind, with a 1% origination fee and a 1% exit fee. Additionally, upon certain conditions being achieved, the lender has the unilateral option to convert its position into subordinated development financing. The initial term of the loan is two years, plus two 6-month extensions. The Company’s share of the investment was 50%, or $11 million.

•

In February, the Company invested in a joint venture with Co-Investment Funds that acquired a performing $59 million senior mortgage loan secured by a retail asset in Florida. The loan was acquired for $46 million, or 78% of the unpaid principal balance. The loan bears a 6.0% fixed interest rate with a 30-year amortization schedule and matures in May 2021. The current yield is approximately 9% based on purchase price. The Company’s share of this investment is 50%.

•

In February, the Company, through a joint venture with Co-Investment Funds, de-securitized the loans held in a CMBS trust, in which the joint venture acquired the most senior bond in February 2012 for $226 million, or 73% of par. Concurrent with the unwinding of the trust, the joint venture sold a 40% participation interest in each of the approximately 220 multifamily first mortgage loans previously held in the CMBS trust to another financial institution. The Company’s share of the original purchase price was $25 million.

Full Year 2012 Operating Results

For the full year 2012, equity in income of unconsolidated joint ventures and interest income and other income from affiliates contributed $68.7 million and $38.4 million, respectively, to total income of $107.2 million. Total expenses for the year were $36.6 million. Administrative expenses accounted for $6.3 million. During the full year 2012, the Company reported net income attributable to common stockholders of $48.1 million, or $1.33 per basic share and $1.32 per diluted share, compared to $1.47 per basic share and $1.46 per diluted share for 2011. Core Earnings were $59.8 million, or $1.65 per basic share and diluted share for 2012, compared to $1.50 per basic share and $1.49 per diluted share for 2011.

Common Stock Offerings

In December 2012, the Company completed a sale of 11,500,000 shares of its common stock at a net price of $19.29 per share. The net offering proceeds, after deducting underwriting discounts and commissions and offering costs payable by the Company, were approximately $221 million. In January 2013, the Company completed a sale of 11,500,000 shares of its common stock at a net price of $20.20 per share. The net offering proceeds, after deducting underwriting discounts and commissions and offering costs payable by the Company, were approximately $232 million. The Company used a portion of the net proceeds from both offerings to make an additional investment in CSFR and a portion of the remaining proceeds to fund acquisitions of target assets.

Book Value

The Company’s GAAP book value per common share was $18.30 on December 31, 2012, compared to GAAP book value of $18.13 per common share on September 30, 2012. As of December 31, 2012, the Company had 53,091,623 shares of common stock outstanding and as of March 6, 2013, the Company had 64,591,623 shares of common stock outstanding.

Fair Value

If the Company accounted for all of its financial assets and liabilities at fair value, the net fair value of the Company’s financial assets and liabilities at December 31, 2012 would have been $56.1 million in excess of the net carrying value of the Company’s financial assets and liabilities as of the same date.

Common and Preferred Stock Dividends

The Company’s Board of Directors declared a regular way quarterly dividend of $0.35 per common share for the fourth quarter of 2012. The dividend was paid on January 15, 2013, to stockholders of record on December 27, 2012.

In addition, the Company’s Board of Directors declared a special dividend for 2012 of $0.05 per common share in order to distribute the balance of the Company’s estimated taxable income for 2012. The special dividend was paid on January 15, 2013 to stockholders of record on December 27, 2012.

In addition, the Company’s Board of Directors declared a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock with liquidation preference of $25 per share for the quarterly period ending January 15, 2013. The dividend was paid on January 15, 2013, to stockholders of record on December 31, 2012.

Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” mean the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

Conference Call

Colony Financial, Inc. will conduct a conference call to discuss the results on Thursday, March 7, 2013, at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-0784 ten minutes prior to the start time (to allow time for registration) and use conference ID 408775. International callers should dial (201) 689-8560 and enter the same conference ID number. For those unable to participate during the live broadcast, a replay will be available beginning March 7, 2013 at 10:00 a.m. PT / 1:00 p.m. ET, through March 21, 2013, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use passcode 408775. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.colonyfinancial.com. A replay of the call will also be available for 90 days on the Company’s Web site.

About Colony Financial, Inc.

Colony Financial, Inc. is a real estate investment and finance company that is focused on acquiring, originating and managing a diversified portfolio of opportunistic real estate-related debt and equity investments at attractive risk-adjusted returns. Our investment portfolio and target assets are primarily composed of interests in: (i) secondary loans acquired at a discount to par; (ii) new originations; and (iii) equity in single family homes to be held for investment and rented to tenants. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). Colony Financial has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Colony Financial is a component of the Russell 2000® and the Russell 3000® indices. For more information, visit www.colonyfinancial.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking: business and investment strategy; investment portfolio; projected operating results; ability to obtain financing arrangements; financing and advance rates for the Company’s target assets; general volatility of the markets in which the Company invests; expected investments; expected co-investment allocations and related requirements; interest rate mismatches between the Company’s target assets and its borrowings used to fund such investments; changes in interest rates and the market value of the Company’s target assets; changes in prepayment rates on the Company’s target assets; effects of hedging instruments on the Company’s target assets; rates of default or decreased recovery rates on the Company’s target assets; the degree to which the Company’s hedging strategies may or may not protect the Company from interest and foreign exchange rate volatility; impact of changes in governmental regulations, tax law and rates, and similar matters; the Company’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes; the Company’s ability to maintain its exemption from registration under the 1940 Act; availability of investment opportunities in mortgage-related and real estate-related investments and other securities; availability of qualified personnel; the Company’s understanding of its competition; and market trends in the Company’s industry, interest rates, real estate values, the debt securities markets or the general economy.

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 9, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 8, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the SEC on August 9, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the SEC on November 9, 2012, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Operating Officer and Chief Financial Officer

(310) 552-7230

Addo Communications, Inc.

Lasse Glassen

(310) 829-5400

lasseg@addocommunications.com

Media Contact:

Owen Blicksilver P.R., Inc.

Caroline Luz

(203) 656-2829

caroline@blicksilverpr.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2012	2011
ASSETS
Cash	$170,199	$3,872
Investments in unconsolidated joint ventures	877,081	443,500
Loans held for investment, net	333,569	232,619
Beneficial interests in debt securities, available-for-sale, at fair value	32,055	32,427
Other assets	22,663	15,101

Total assets	$1,435,567	$727,519

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$—	$69,000
Secured financing	108,167	13,845
Accrued and other liabilities	12,944	16,304
Due to affiliates	4,984	3,788
Dividends payable	26,442	11,092

Total liabilities	152,537	114,029

Commitments and contingencies

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 8.5% Series A Cumulative Redeemable Perpetual, liquidation preference of $25 per share, 50,000,000 shares authorized, 10,080,000 and no shares issued and outstanding, respectively	101	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 53,091,623 and 32,624,889 shares issued and outstanding, respectively	531	326
Additional paid-in capital	1,222,682	599,470
(Distributions in excess of) retained earnings	(5,167)	5,510
Accumulated other comprehensive income (loss)	5,184	(2,330)

Total stockholders’ equity	1,223,331	602,976
Noncontrolling interests	59,699	10,514

Total equity	1,283,030	613,490

Total liabilities and equity	$1,435,567	$727,519

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)
Income
Equity in income of unconsolidated joint ventures	$21,464	$12,852	$68,737	$46,720
Interest income	10,752	5,898	36,445	16,775
Other income from affiliates	458	431	1,973	1,974

Total income	32,674	19,181	107,155	65,469

Expenses
Management fees	6,706	2,548	18,982	8,477
Investment expenses	690	929	2,977	2,793
Interest expense	2,375	1,359	8,248	3,011
Administrative expenses	1,597	1,334	6,346	5,780

Total expenses	11,368	6,170	36,553	20,061

Other gain (loss), net	603	(702)	(232)	(853)

Income before income taxes	21,909	12,309	70,370	44,555
Income tax provision	764	938	2,165	1,191

Net income	21,145	11,371	68,205	43,364
Net income attributable to noncontrolling interests	2,261	305	6,194	1,104

Net income attributable to Colony Financial, Inc.	18,884	11,066	62,011	42,260
Preferred dividends	5,355	—	13,915	—

Net income attributable to common stockholders	$13,529	$11,066	$48,096	$42,260

Net income per common share:
Basic	$0.31	$0.34	$1.33	$1.47

Diluted	$0.31	$0.34	$1.32	$1.46

Weighted average number of common shares outstanding:
Basic	43,969,100	32,684,100	35,925,600	28,732,200

Diluted	43,969,100	32,684,100	35,943,200	28,993,700

COLONY FINANCIAL, INC.

CORE EARNINGS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
GAAP net income attributable to common stockholders	$13,529	$11,066	$48,096	$42,260
Adjustments to GAAP net income to reconcile to Core
Earnings:
Noncash equity compensation expense	2,870	19	6,133	116
Incentive fee	—	261	936	349
Depreciation expense	1,674	—	4,478	—
Net unrealized (gain) loss on derivatives	(36)	510	119	518

Core Earnings	$18,037	$11,856	$59,762	$43,243

Basic	$0.41	$0.36	$1.65	$1.50

Diluted	$0.41	$0.36	$1.65	$1.49

Basic weighted average number of common shares outstanding	43,969,100	32,684,100	35,925,600	28,732,200

Diluted weighted average number of common shares outstanding	43,969,100	32,684,100	35,943,200	28,993,700